SUB-ITEM 77-K CHANGE IN INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
On May 14, 2010, the Fund's Directors,
upon the recommendation of the Audit Committee, appointed KPMG LLP (KPMG) as the Fund's independent registered public accounting firm. On the same date, the Fund's previous independent registered public accounting firm, Ernst & Young
LLP (E&Y) resigned. The previous reports issued by E&Y on the Fund's financial statements for the fiscal years ended September 30, 2008 and September 30, 2009, contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Fund's fiscal years September 30, 2008 and September 30,
2009, and the interim period commencing October 1, 2009 and ending May 14, 2010: (i) there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such years; and (ii) there were no reportable events of the kind described in Item 304(a) (1) (v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.
     As indicated above, the Fund has appointed KPMG as the independent registered public accounting firm to audit the Fund's financial statements for the fiscal year ending September 30, 2010. During the Fund's fiscal years ended September
30, 2008 and September 30, 2009 and
the interim period commencing October 1, 2009 and ending May 14, 2010, neither the Fund nor anyone on its behalf has consulted KPMG on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements or (ii) concerned the subject of a disagreement (as defined in paragraph (a) (1) (iv) of Item 304 of Regulations S-K) or reportable events (as described in paragraph (a) (1) (v) of said Item 304).